EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-167189 on Form S-3 of our reports dated February 24, 2010, relating to the consolidated financial statements and financial statement schedule of Genesis Energy, L.P. and subsidiaries (the “Partnership”) and the effectiveness of the Partnership’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genesis Energy, L.P. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    Deloitte & Touche LLP

Houston, Texas

August 4, 2010